Exhibit 99.1

AITX Anticipates Renewed Government Focus on Enhanced Security Measures Regardless of Election Outcomes

Detroit, Michigan, November 5, 2024 — Artificial Intelligence Technology Solutions, Inc. (the “Company”), (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, anticipates a renewed commitment to public safety and security from federal, state, and local governments in the coming months, regardless of election results. With an increasing demand for safer communities and responsive public spaces, AITX and its subsidiary, Robotic Assistance Devices, Inc. (RAD), are prepared to support evolving government initiatives with advanced security solutions that enhance protection while offering significant cost savings across sectors.

In recent years, the Biden-Harris administration has significantly increased funding to support state and local crime prevention efforts. The Department of Justice’s Office of Justice Programs has invested unprecedented resources in programs designed to reduce gun crime and community violence, including awarding $100 million under the Community Violence Intervention and Prevention Initiative to support site-based programs, training, technical assistance, and research across the country.1 Additionally, the administration has emphasized the importance of utilizing funds from the American Rescue Plan to enhance public safety. President Biden has called on state and local leaders to dedicate more American Rescue Plan funding to make communities safer, highlighting that $10 billion in American Rescue Plan funds have been committed to public safety, including at least $6.5 billion in State and Local funds committed by more than half of states and more than 300 communities across the country.2

“We’ve seen a significant increase in interest and opportunity from municipalities and regional jurisdictions looking for advanced security solutions that can meet their communities’ needs,” said Steve Reinharz, CEO/CTO of AITX and RAD. “Our autonomous intelligent response technologies align with the growing focus on public safety across federal, state, and local levels. Our solutions provide an efficient approach that enhances security without the high costs traditionally associated with physical security measures. We’re committed to supporting these evolving public safety initiatives with technology that’s accessible, non-biased and impactful.”

Across the U.S., cities and counties are prioritizing public safety, with increased expenditures aimed at bolstering community security. According to the National League of Cities, nearly half of surveyed municipalities identified public safety as a key factor driving budget growth3. This trend underscores a nationwide commitment to enhanced security measures, highlighting the need for advanced and cost-effective solutions like those offered by RAD.

“Our sales funnel is more robust than ever with opportunities from municipalities and regional agencies that are actively seeking advanced security solutions,” said Troy McCanna, Chief Security Officer & Senior Vice President of Revenue Operations at RAD. “The recent successful deployments of our RIO units in Downtown Cleveland showcase the strong demand for cost-effective, autonomous security that can seamlessly integrate into public spaces. These deployments are a testament to how RAD’s solutions are meeting the real-world needs of communities, and we expect to see this momentum continue as more jurisdictions prioritize safety and efficiency.”

1https://www.ojp.gov/funding/explore/current-funding-opportunities

2https://www.whitehouse.gov/briefing-room/statements-releases/2022/05/13/fact-sheet-president-biden-issues-call-for-state-and-local-leaders-to-dedicate-more-american-rescue-plan-funding-to-make-our-communities-safer-and-deploy-these-dollars-quickly/

3https://www.nlc.org/article/2024/04/10/city-fiscal-conditions-how-municipal-expenditures-changed-in-the-post-pandemic-era/

Recognizing the urgent need for enhanced public security and safety, RAD is actively expanding its initiatives to connect with municipalities, regional agencies, and other public sector entities seeking advanced security solutions. By creating tailored outreach and support programs, the Company is positioning itself as a strategic partner to decision-makers who prioritize public safety.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry4 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

4 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/